Effective on the close of business on June 13, 2003, the Evergreen Equity Income Fund acquired substantially all the assets and assumed certain liabilities of Evergreen Value Fund in a tax-free exchange for Class A, Class B, Class C and Class I shares of the Evergreen Equity Income Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $27,961,747. The aggregate net assets of the Evergreen Equity Income Fund and Evergreen Value Fund immediately prior to the acquisition were $746,384,091 and $403,717,348, respectively. The aggregate net assets of the Evergreen Equity Income Fund immediately after the acquisition were $1,150,101,439.

Effective on the close of business on July 11, 2003, the Evergreen Special Values Fund acquired substantially all the assets and assumed certain liabilities of Evergreen Small Cap Value Fund in a tax-free exchange for Class A, Class B, Class C and Class I shares of the Evergreen Special Values Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $74,715,238. The aggregate net assets of the Evergreen Special Values Fund and Evergreen Small Cap Value Fund immediately prior to the acquisition were $559,802,793 and $708,986,496, respectively. The aggregate net assets of the Evergreen Special Values Fund immediately after the acquisition were $1,268,789,289.

Effective on the close of business on April 25, 2003, the net assets of Undiscovered Managers Mid Cap Value Fund ("Undiscovered Managers Fund"), a series of Undiscovered Managers Trust, were acquired by the Evergreen Mid Cap Value Fund in exchange for shares of Evergreen Mid Cap Value Fund. Institutional Class shares of Undiscovered Managers Fund received Class I shares of the Evergreen Mid Cap Value Fund. As Undiscovered Managers Fund contributed the majority of the net assets and shareholders to the Evergreen Mid Cap Value Fund, the accounting and performance history of Undiscovered Mangers Fund has been carried forward.

Effective on the close of business on April 25, 2003, the net assets of Undiscovered Managers Small Cap Value Fund ("Undiscovered Managers Fund"), a series of Undiscovered Managers Trust, were acquired by the Evergreen Small Cap Value Fund in exchange for shares of the Evergreen Small Cap Value Fund. Investor and Institutional Class shares of Undiscovered Managers Fund received Class A and Class I shares, respectively, of the Evergreen Small Cap Value Fund. As Undiscovered Managers Fund contributed the majority of the net assets and shareholders to the Evergreen Small Cap Value Fund, the accounting and performance history of Undiscovered Managers Fund has been carried forward.